Exhibit 23.2

[STEGMAN & Company Letterhead Omitted]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Employment Agreement by and between Celsion Corporation and Michael H. Tardugno of our reports dated February 28, 2006 with respect to the consolidated financial statements of Celsion Corporation included in its Annual Report on Form 10K for the year ended December 31, 2005, Celsion Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Celsion Corporation, filed with the Securities and Exchange Commission.

/s/ Stegman & Company

Baltimore, Maryland

December 29, 2006